Exhibit 10.1

AGREEMENT

Release of Claims and Covenant not to Sue

This Agreement of Release of Claims and Covenant not to Sue (“Agreement”) is made by and between Luis A. Collazo (“Employee”), an individual, and Cornell Companies, Inc., a Delaware corporation (“CORNELL”).

WHEREAS, Employee and CORNELL executed an Employment Agreement, effective October 20, 2004, wherein Employee and Cornell made certain agreements regarding Employee’s employment and separation from employment; and

WHEREAS, Employee will be separated from employment with CORNELL at the sole discretion of the CEO without cause;

NOW THEREFORE, in consideration of the mutual promises and releases contemplated in that Employment Agreement and contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.               Salary and Benefits.  Upon the execution of this Agreement, the parties agree as follows:

(a)          Employee shall be separated from employment with CORNELL effective June 3, 2005 (hereinafter referred to as “termination date”).

(b)         CORNELL shall provide Employee regular pay up to and including termination date.

(c)          CORNELL shall provide Employee with payment for Employee’s balance of vested but unused banked time off hours, banked vacation hours, and banked floating holiday hours, as applicable and available at termination date.

(d)         CORNELL shall provide Employee with up to 40 hours of Paid Time Off, depending on available balance at termination date.

(e)          CORNELL provide Employee with the following severance amounts:

i.                  Outplacement assistance in the amount of $1,500.00 and

ii.               Twenty-six equal, biweekly payments, totaling an amount equivalent to one year’s additional salary after termination date, such payments to be necessarily reduced by any tax and/or related deductions as may be required by law for severance pay.

(f)            CORNELL shall provide Employee with full medical/dental/vision benefits participation up to and including June 30, 2005.  Thereafter, Employee shall be entitled to any and all other rights or benefits afforded to other terminated employees of CORNELL, including, without limitation, the right to elect to continue coverage under the CORNELL health plan, in accordance with the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(g)         CORNELL shall further provide Employee with financial assistance in covering the cost of the COBRA payments as described in Subparagraph 1(f), above, in the amount of $1,000.00 per month for six (6) months, to be paid with the first biweekly severance payment of each month, beginning in July and ending in December, 2005.

2.               Waiver of Promissory Note.  CORNELL agrees to waive and forgive the entire balance still outstanding on the Promissory Note attached and made a part of that certain Loan Agreement dated July 15, 2001, wherein, in return for a school loan of $85,600.00, Employee obligated himself to remain employed until January 2, 2007, or, if separated from employment for any reason, immediately remit the balance still outstanding on said agreement.

3.               Employment Agreement Still in Force.  Employee agrees that this Agreement was specifically contemplated within Section 4.1(c) the above-referenced Employment Agreement effective October 20, 2004, and that the instant Agreement neither supersedes that prior agreement nor renders ineffective any of its terms requiring Employee’s confidentiality and non-competition for a period of twelve months following date of Employee’s separation from employment.

4.               Non-Disparagement. Employee and CORNELL mutually agree to refrain from making any statement, oral or written, that would cast either party in a disparaging light, including to prospective employers of Employee, to current or prospective funding agencies, to current or prospective clients, to current or prospective shareholders/stakeholders of CORNELL, to the media, to any internet site, to the community at large, and/or to any other party which could ultimately, directly or indirectly, result in an adverse effect against Employee and/or CORNELL.

5.               Release and Covenant not to Sue. Employee, on behalf of Employee, Employee’s descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges CORNELL, and its subsidiaries and affiliates, past, present, future and each of them, as well as its owners, trustees, directors, officers, agents, servants, employees, stockholders, representatives, assigns, and successors, and each of them (collectively referred to as “CORNELL Releasees”) with respect to and from any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys’ fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said CORNELL Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with CORNELL or Employee’s termination or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any of them, committed or omitted prior to the date of this Agreement, and including, without limitation, claims for breach of contract, libel, slander, wrongful discharge, intentional infliction of emotional harm, or other tort, discrimination or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination in employment, and/or any other claim arising out of any federal, state, or municipal statute or local law to which CORNELL Releasees may have been subject with regard to Employee.

6.               Confidentiality of Agreement.  Employee agrees that this Agreement, in its entirety, is to remain confidential.  As such, Employee agrees to refrain from disclosing by any means or by any person the contents of this Agreement.  This clause in no way implies a waiver of the privileged right to disclose to Employee’s attorney and/or members of Employee’s immediate family who, themselves, will agree to maintain said confidentiality.

7.               Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Employee’s employment and separation, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

8.               Governing Law. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Texas. In the event that Employee breaches any of the provisions of this Agreement, Employee agrees to pay CORNELL’s reasonable costs of prosecuting such claims, including attorneys’ fees and costs.

9.               Severability. In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE		CORNELL COMPANIES, INC.

/s/ Luis A. Collazo		By:	/s/ Patrick N. Perrin
Luis A. Collazo			Patrick N. Perrin,
Sr. Vice President &
Chief Administrative Officer

Date:	April 12, 2005	Date:	April 8, 2005